EXHIBIT 23(b)
                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Tech-Sym Corporation of our report dated February 24, 1994, appearing on page 36 of the Annual Report to Shareholders which is incorporated by reference in Tech-Sym Corporation's Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page S-2 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PRICE WATERHOUSE LLP
Houston, Texas
November 18, 1994